Exhibit 2.2

Description of Securities

We are a Cayman Islands exempted company with limited liability and our affairs are governed by our memorandum and articles of association, the Companies Act (As Revised) of the Cayman Islands, which is referred to as the Companies Act below, and the common law of the Cayman Islands.

As of the date of this annual report, our authorized share capital is US$50,000.00 divided into 100,000,000 Class A Ordinary Shares of par value of US$0.0004 each and 25,000,000 Class B Ordinary Shares of par value of US$0.0004 each. As of December 31, 2025, there were 11,205,435 Class A Ordinary Shares and 6,853,674 Class B Ordinary Shares issued and outstanding.

The following is a summary of the material rights of our ordinary shares and the relevant provisions of our third amended and restated memorandum and articles of association (our “memorandum and articles of association”) and the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”). This summary is not intended to be complete and is qualified in its entirety by reference to our memorandum and articles of association, a copy of which is filed as an exhibit to the registration statement of which this exhibit forms a part.

Ordinary Shares

General

All of our outstanding Ordinary Shares are fully paid and non-assessable. Certificates representing the Ordinary Shares, if any, are in such form as the directors may determine. We may not issue shares to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares. Subject to the provisions of the Companies Act and our memorandum and articles of association regarding redemption and purchase of the shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide. The directors may deal with unissued shares either at a premium or at par, or with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise. No share may be issued at a discount except in accordance with the provisions of the Companies Act. The directors may refuse to accept any application for shares, and may accept any application in whole or in part, for any reason or for no reason.

Dividends

Subject to the provisions of the Companies Act and any rights attaching to any class or classes of shares under and in accordance with the articles: (a) the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose; and (b) our shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors. Subject to the requirements of the Companies Act regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may also be declared and paid out of any share premium account. The directors when paying dividends to shareholders may make such payment either in cash or in specie. Unless provided by the rights attached to a share, no dividend shall bear interest.

Conversion

Subject to any applicable adjustment pursuant to our memorandum and articles of association, each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share at any time at the option of the holder thereof. The right to convert is exercisable by the holder of the Class B ordinary share delivering a written notice to the Company that such holder elects to convert a specified number of Class B Ordinary Shares into Class A Ordinary Shares. Class A Ordinary Shares are not convertible into Class B Ordinary Shares. Any conversion of Class B Ordinary Shares into Class A Ordinary Shares pursuant to our memorandum and articles of association is effected by means of the re-designation and re-classification of each relevant Class B Ordinary Share as a Class A Ordinary Share (or in such other manner as the directors may direct that is not in contravention of applicable laws). Upon any transfer of Class B Ordinary Shares by a holder thereof to any person or entity which is not an affiliate of such holder, such Class B Ordinary Shares are automatically and immediately converted into an equal number of Class A Ordinary Shares, except if the transfer of Class B Ordinary Shares is between Qihong Bao and Platinum Analytics Cayman Limited.

Voting Rights

Holders of our Class A Ordinary Shares and our Class B Ordinary Shares, at all times, vote together as one class on all matters submitted to a vote by our shareholders at any general meeting of our company. Each Class A Ordinary Share entitles the holder thereof to one (1) vote on all matters subject to a vote at general meetings of our company, and each Class B Ordinary Share entitles the holder thereof to twenty (20) votes on all matters subject to a vote at general meetings of our company. At any general meeting, a resolution put to the vote of the meeting is decided by a poll. A poll is taken in such manner as the chairman of the meeting directs, and the result of the poll is deemed to be the resolution of the meeting. An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the Ordinary Shares cast at a meeting, while a special resolution requires the affirmative vote of not less than two-thirds of the votes cast attaching to the outstanding Ordinary Shares at a meeting. A special resolution is required for important matters such as a change of name or making changes to our memorandum and articles of association.

Transfer of Ordinary Shares

Subject to the restrictions contained in our memorandum and articles of association, any of our shareholders may transfer all or any of his or her Ordinary Shares by an instrument of transfer in a common form or a form prescribed by The Nasdaq Stock Market (as our shares are listed on the Nasdaq Capital Market) or in any other form approved by our board of directors, executed:

●	where the ordinary shares are fully paid, by or on behalf of that shareholder; and
●	where the ordinary shares are partly paid, by or on behalf of that shareholder and the transferee.

The transferor is deemed to remain the holder of an ordinary share until the name of the transferee is entered into our register of members.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up, or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

●	the instrument of transfer is lodged with us, accompanied by the certificate for the Ordinary Shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;
●	the instrument of transfer is in respect of only one class of Ordinary Shares;
●	the instrument of transfer is properly stamped, if required;
●	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four;
●	the ordinary shares transferred are fully paid up and free of any lien in favour of us; and
●	any applicable fee of such maximum sum as The Nasdaq Stock Market may determine to be payable, or such lesser sum as our board of directors may from time to time require, related to the transfer is paid to us.

If our directors refuse to register a transfer, they must, within one month after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on 14 clear days’ notice being given by advertisement in one or more newspapers or by electronic means, be suspended and the register of members closed at such times and for such periods as our board of directors may, in their absolute discretion, from time to time determine, provided always that the registration of transfers shall not be suspended nor the register of members closed for more than 30 clear days in any year.

Liquidation

If our company is wound up, the shareholders may, subject to the articles and any other sanction required by the Companies Act, pass a special resolution allowing the liquidator to do either or both of the following:

●	to divide in specie among the shareholders the whole or any part of our assets and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and
●	to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

The directors have the authority to present a petition for our winding up to the Grand Court of the Cayman Islands on our behalf without the sanction of a resolution passed at a general meeting.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Subject to the terms of allotment, the directors may make calls on the shareholders in respect of any monies unpaid on their shares including any premium and each shareholder is required (subject to receiving at least 14 clear days’ notice specifying when and where payment is to be made) to pay to us the amount called on his shares. Shareholders registered as the joint holders of a share are jointly and severally liable to pay all calls in respect of the share. If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or if no rate is fixed, at the rate of ten percent per annum. The directors may waive payment of the interest wholly or in part.

We have a first and paramount lien on all shares (whether fully paid up or not) registered in the name of a shareholder (whether solely or jointly with others). The lien is for all monies payable to us by the shareholder or the shareholder’s estate: (a) either alone or jointly with any other person, whether or not that other person is a shareholder; and (b) whether or not those monies are presently payable.

At any time the directors may declare any share to be wholly or partly exempt from the lien on shares provisions of the articles.

We may sell, in such manner as the directors may determine, any share on which the sum in respect of which the lien exists is presently payable, if due notice that such sum is payable has been given (as prescribed by the articles) and, within 14 clear days of the date on which the notice is deemed to be given under the articles, such notice has not been complied with.

Repurchase and Redemption of Ordinary Shares

Subject to the Companies Act and any rights for the time being conferred on the shareholders holding a particular class of shares, we may by action of our directors: (a) issue shares that are to be redeemed or liable to be redeemed, at our option or the shareholder holding those redeemable shares, on the terms and in the manner our directors determine before the issue of those shares; (b) with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at our option on the terms and in the manner which the directors determine at the time of such variation; and (c) purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine at the time of such purchase.

We may make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Companies Act, including out of any combination of capital, our profits and the proceeds of a fresh issue of shares.

When making a payment in respect of the redemption or purchase of shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorized by the terms of the allotment of those shares or by the terms applying to those shares, or otherwise by agreement with the shareholder holding those shares.

The board of directors may accept the surrender for no consideration of any fully paid share.

Variations of Rights of Shares

All or any of the special rights attached to any class of shares may, unless the terms on which a class of shares was issued state otherwise, be varied only either (i) with the consent in writing of the shareholders holding not less than two-thirds of the issued shares of that class or (ii) with the sanction of a special resolution passed at a separate general meeting of the shareholders holding the issued shares of that class. The rights conferred upon the holders of the shares of any class issued are not, unless otherwise expressly provided by the terms of issue of the shares of that class, deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

General Meetings of Shareholders

As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting, and the annual general meeting shall be held at such time and place as may be determined by our directors. All general meetings other than annual general meetings are called extraordinary general meetings.

The directors may convene general meetings whenever they think fit. General meetings shall also be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than ten percent of the rights to vote at such general meeting in accordance with the notice provisions in the articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting within 21 clear days from the date of receipt of the written requisition, those shareholders who requested the meeting or any of them may convene the general meeting themselves within three months after the end of such period of 21 clear days, in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us.

Advance notice of at least 5 clear days is required for the convening of any general meeting, which shall be given to shareholders entitled to attend and vote at such meeting. The notice shall specify the place, the day and the hour of the meeting and the general nature of that business. In addition, if a resolution is proposed as a special resolution, the text of that resolution shall be given to all shareholders.

Subject to the Companies Act and with the consent of the shareholders who, individually or collectively, hold at least ninety percent of the voting rights of all those who have a right to vote at a general meeting, a general meeting may be convened on shorter notice.

A quorum consists of the presence (whether in person or represented by proxy) of one or more shareholders holding shares that represent not less than one-third of the outstanding shares carrying the right to vote at such general meeting.

If, within 15 minutes from the time appointed for the general meeting, or at any time during the meeting, a quorum is not present, the meeting, if convened upon the requisition of shareholders, is cancelled. In any other case it shall stand adjourned to the same time and place seven days hence or to such other time or place as is determined by the directors.

The chairman may, with the consent of a meeting at which a quorum is present, adjourn the meeting. When a meeting is adjourned for more than seven clear days, notice of the adjourned meeting shall be given in accordance with the articles.

At any general meeting a resolution put to the vote of the meeting is decided on a poll. A poll is taken in such manner as the chairman directs. In the case of an equality of votes, the chairman of the meeting is entitled to a second or casting vote.

Inspection of Books and Records

Holders of our Ordinary Shares have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. Our memorandum and articles of association provide that no shareholder (other than a director) shall have any right of inspecting any account or book or document of us except as conferred by the Companies Act or as authorized by the directors or by ordinary resolution.

Changes in Capital

We may from time to time by ordinary resolution:

●	increase our share capital by new shares of the amount fixed by that ordinary resolution and with the attached rights, priorities and privileges set out in that ordinary resolution;
●	consolidate and divide all or any of our share capital into shares of larger amount than its existing shares;
●	convert all or any of our paid up shares into stock, and reconvert that stock into paid up shares of any denomination;
●	sub-divide our shares or any of them into shares of an amount smaller than that fixed by our memorandum, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and
●	cancel shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person, and diminish the amount of our share capital by the amount of the shares so cancelled or, in the case of shares without nominal par value, diminish the number of shares into which our capital is divided.

Subject to the Companies Act and to any rights for the time being conferred on our shareholders holding a particular class of shares, we may, by special resolution, reduce our share capital in any manner authorized by the Companies Act.

Exempted Company

We are an exempted company with limited liability incorporated under the Companies Act. The Companies Act in the Cayman Islands distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

●	an exempted company’s register of members is not open to inspection;
●	an exempted company does not have to hold an annual general meeting;
●	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);
●	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;
●	an exempted company may register as a limited duration company; and
●	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company. As a foreign private issuer with shares listed on the Nasdaq Capital Market, we are subject to the reporting and other informational requirements of the Exchange Act. We comply with the Nasdaq listing rules in lieu of following home country practice. The Nasdaq listing rules require that every company listed on the Nasdaq Capital Market hold an annual general meeting of shareholders. In addition, our memorandum and articles of association allow our directors to call special meetings of shareholders pursuant to the procedures set forth in our articles.